EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2010 FIRST QUARTER
RESULTS; REAFFIRMS FISCAL 2010 GUIDANCE
LAS VEGAS, NEVADA, February 10, 2010 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2010 first quarter ended December 31, 2009.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended December 31, 2009 Compared to Quarter Ended December 31, 2008
•	Revenues decreased $11.5 million, or 25%, to $34.1 million from $45.6 million.

•	Operating income was $0.1 million compared to operating income of $3.4 million.

•	Adjusted EBITDA was $4.5 million compared to $7.6 million.

•	Net loss was $1.4 million compared to net income of $0.5 million.

•	Diluted loss per share was $0.19 compared to diluted earnings per share of $0.06.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For our first quarter of the fiscal year ending September 30, 2010 (“Fiscal 2010”), revenues decreased 25% to $34.1 million as compared to the first quarter of the fiscal year ended September 30, 2009 (“Fiscal 2009”), reflecting an increase of 45% for Aerospace Equipment segment revenues, offset by decreases of 53% and 26% in Fine Chemicals segment and Specialty Chemicals segment revenues, respectively.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — For our Fiscal 2010 first quarter, cost of revenues was $21.6 million compared to $30.9 million for the prior fiscal year first quarter. The consolidated gross margin percentage was 37% and 32% for our Fiscal 2010 and Fiscal 2009 first quarters, respectively.
One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended
	December 31,
	2009	2008

Fine Chemicals	28%	45%
Specialty Chemicals	38%	38%
Aerospace Equipment	24%	13%
Other Businesses	10%	4%

Total Revenues	100%	100%

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PHONE (702) 735-2200 • FAX (702) 735-4876

Page 1 of Exhibit 99.1

In addition, consolidated gross margins for our Fiscal 2010 first quarter reflect:
•	An increase in Fine Chemicals segment gross margin percentage primarily because manufacturing inefficiencies in the first quarter of Fiscal 2009 did not reoccur in the first quarter of Fiscal 2010.

•	An increase in Specialty Chemicals segment gross margin percentage due primarily to lower costs for perchlorates sold in the quarter.

•	A decline in Aerospace Equipment segment gross margin percentage due to increases in the estimated costs to complete certain of its systems contracts.
See further discussion under Segment Highlights.
Operating Expenses — For our Fiscal 2010 first quarter, operating expenses increased $1.0 million to $12.3 million from $11.3 million for the prior fiscal year first quarter. The most significant components of the net increase include:
•	A decrease in Specialty Chemicals segment operating expenses primarily due to a decrease of $0.2 million in employee related costs.

•	An increase in Aerospace Equipment segment operating expenses of $0.6 million primarily due to additional management and organization structure which was added to support the segment’s European growth strategy.

•	An increase in corporate expenses, the largest component of which is an increase of $0.2 million in non-cash, stock-based compensation.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended December 31, 2009 Compared to Quarter Ended December 31, 2008
•	Revenues were $9.5 million compared to revenues of $20.4 million.

•	Operating loss was $0.7 million compared to an operating loss of $1.0 million.

•	Segment EBITDA was $2.6 million, or 27% of segment revenues, compared to Segment EBITDA of $2.2 million, or 11% of segment revenues.
The decrease in Fine Chemicals segment revenues for the Fiscal 2010 first quarter compared to the prior fiscal year first quarter is primarily due to the expected timing of customer orders, and the resulting revenues, between our fiscal year quarterly periods. The percentage of expected annual Fiscal 2010 Fine Chemicals segment revenues that occurred in our Fiscal 2010 first quarter is substantially less than the percentage of annual Fiscal 2009 revenues that occurred in our Fiscal 2009 first quarter. As a secondary factor, we expect Fiscal 2010 annual revenues to decline as compared to Fiscal 2009 due to reduced orders for core products. A portion of this decline occurred in the Fiscal 2010 first quarter.
Our Fine Chemicals segment reported an operating loss of $0.7 million for the Fiscal 2010 first quarter compared to an operating loss of $1.0 million for the prior fiscal year first quarter. Despite the greater than 50% decline in revenues, the operating loss was reduced. The gross margin percentage for the Fiscal 2010 first quarter improved seventeen points compared to the prior fiscal year first quarter. The primary reason for the improvement is that manufacturing inefficiencies that affected the first quarter of Fiscal 2009 did not reoccur in the Fiscal 2010 first quarter. Fine Chemicals segment operating expenses were consistent between the Fiscal 2010 and Fiscal 2009 first quarters.
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Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 86% and 92% of Specialty Chemicals segment revenues in Fiscal 2010 and Fiscal 2009 first quarters, respectively.
Quarter Ended December 31, 2009 Compared to Quarter Ended December 31, 2008
•	Revenues decreased to $12.8 million from $17.4 million.

•	Operating income was $5.8 million, or 46% of segment revenues, compared to $7.6 million, or 44% of segment revenues.

•	Segment EBITDA was $6.0 million, or 47% of segment revenues, compared to $7.9 million, or 46% of segment revenues.
The variances in Specialty Chemicals segment revenues reflect the following factors:
•	A 46% decrease in perchlorate volume offset by a 27% increase in the related average price per pound.

•	Sodium azide revenues increased $0.7 million for the Fiscal 2010 first quarter, reflecting increased sales outside the U.S.

•	Halotron revenues were consistent between the first quarter periods.
The decrease in volume for the Fiscal 2010 first quarter is consistent with our expectation that total perchlorate volume for Fiscal 2010 is anticipated to decline by approximately 50% compared to the prior fiscal year. The increase in average price per pound reflects price increases from our contractual Grade I ammonium perchlorate (“AP”) price-volume matrix offset by effects of increases in non-Grade I AP revenues. Space related programs accounted for the most significant component of Grade I AP revenues for both the Fiscal 2010 and Fiscal 2009 first quarter. For the Fiscal 2010 first quarter, the greatest contributor to revenue was the Ares program. For the Fiscal 2009 first quarter, the greatest contributor to segment revenue was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program.
Specialty Chemicals segment operating income was 46% and 44% of segment revenues, for the Fiscal 2010 and Fiscal 2009 first quarters, respectively. Specialty Chemicals segment gross margin percentage improved four points for the Fiscal 2010 first quarter. For Fiscal 2010, we anticipate that both the price and manufacturing cost of AP per pound will increase because of the expected lower volume. However, in the Fiscal 2010 first quarter, some of the perchlorates sold were manufactured in the prior year at a lower unit cost. As such, when this prior year inventory was sold in the first quarter of Fiscal 2010, gross margins benefited.
Operating expenses decreased for the Fiscal 2010 first quarter primarily due to a decrease of $0.2 million in employee related costs.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries (collectively, “AMPAC ISP”).
Quarter Ended December 31, 2009 Compared to Quarter Ended December 31, 2008
•	Revenues increased 45% to $8.3 million from $5.8 million.

•	Operating loss was $0.4 million compared to operating income of $0.4 million.

•	Segment EBITDA was $0.1 million compared to $0.7 million.
For the Fiscal 2010 first quarter, Aerospace Equipment segment revenues increased $2.5 million representing growth from both the U.S. and European operations of this segment. Growth for AMPAC ISP’s U.S. operation was primarily due to an increase in revenues from in-space propulsion engines.
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AMPAC ISP’s European operations reported increases in revenues for both in-space propulsion engines and aerospace structures.
Aerospace Equipment segment operating loss for the Fiscal 2010 first quarter was $0.4 million compared to operating income of $0.4 million for the prior fiscal year first quarter. Aerospace Equipment segment gross margin percentage declined thirteen points in the Fiscal 2010 first quarter compared to the prior fiscal year first quarter. The decline in gross margin is attributed to increases in the estimated costs to complete certain systems contracts. Aerospace Equipment segment operating expenses increased $0.6 million primarily as a result of additional management and organization structure which was added to support the segment’s European growth strategy.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of December 31, 2009, we had cash balances of $38.6 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $18.1 million for the Fiscal 2010 first quarter compared to $7.0 million for the prior fiscal year first quarter, resulting in an increase of $11.1 million.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $3.1 million.

•	An increase in cash provided by working capital accounts of $13.7 million, excluding the effects of interest and income taxes.

•	An increase in cash taxes refunded of $0.8 million.

•	An increase in cash used for environmental remediation of $0.3 million.
The increase in cash provided by working capital accounts for the Fiscal 2010 first quarter is primarily due to a decrease in accounts receivable balances for our Specialty Chemicals segment from its higher balance at September 30, 2009, which was substantially collected in October 2009.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Investing Cash Flows — Capital expenditures decreased by $0.7 million in the Fiscal 2010 first quarter compared to the prior fiscal year first quarter due to the timing of expenditures. Capital expenditures in both periods are primarily maintenance capital related.
OUTLOOK
We are reaffirming our guidance for Fiscal 2010. We expect consolidated revenues of at least $190.0 million, Adjusted EBITDA of at least $30.0 million and net income of at least $1.0 million. Our Fiscal 2010 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $11.0 million, share-based compensation expense of $1.0 million and income taxes of $1.0 million to estimated net income of $1.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2010 to range from approximately $10.0 million to approximately $14.0 million.
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Change in Accounting Standard. Effective October 1, 2009, we adopted a revised accounting standard that requires us to expense acquisition related costs, such as legal fees, when incurred. Under the previous accounting standard, these costs were included in the total cost of an acquisition and capitalized. Our Fiscal 2010 guidance for Adjusted EBITDA includes no amounts for acquisition related costs. Accordingly, should we pursue an acquisition, direct costs associated with that action would be incremental to our guidance.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2010 first quarter financial results. The investor teleconference will be held Wednesday February 10, 2010 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-770-7120 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #21270549. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect our consolidated gross margins in the future, the statement regarding anticipated Fiscal 2010 Fine Chemicals segment revenues, the statement regarding the anticipated price, manufacturing cost and total volume of perchlorate products to be sold for Fiscal 2010, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “estimate”, “expect”, “should”, “could”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular
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facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.
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Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2009 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter ended December 31, 2009 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended
	December 31,
	2009	2008

Revenues	$34,064	$45,629
Cost of Revenues	21,618	30,895

Gross Profit	12,446	14,734
Operating Expenses	12,307	11,309

Operating Income	139	3,425
Interest and Other Income (Expense), Net	(8)	61
Interest Expense	2,691	2,694

Income (Loss) before Income Tax	(2,560)	792
Income Tax Expense (Benefit)	(1,120)	335

Net Income (Loss)	$(1,440)	$457

Earnings (Loss) per Share:
Basic	$(0.19)	$0.06
Diluted	$(0.19)	$0.06

Weighted Average Shares Outstanding:
Basic	7,487,000	7,480,000
Diluted	7,487,000	7,573,000
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	December 31,	September 30,
	2009	2009

ASSETS
Current Assets:
Cash and Cash Equivalents	$38,619	$21,681
Accounts Receivable, Net	23,889	44,028
Inventories	47,783	36,356
Prepaid Expenses and Other Assets	2,353	1,811
Income Taxes Receivable	2,439	2,148
Deferred Income Taxes	6,317	6,317

Total Current Assets	121,400	112,341
Property, Plant and Equipment, Net	112,634	114,645
Intangible Assets, Net	3,005	3,553
Goodwill	3,088	3,144
Deferred Income Taxes	21,122	21,121
Other Assets	10,150	10,037

TOTAL ASSETS	$271,399	$264,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,217	$7,444
Accrued Liabilities	7,084	5,295
Accrued Interest	4,125	1,650
Employee Related Liabilities	5,282	6,930
Income Taxes Payable	201	189
Deferred Revenues and Customer Deposits	11,101	6,911
Current Portion of Environmental Remediation Reserves	2,110	2,522
Current Portion of Long-Term Debt	121	151

Total Current Liabilities	38,241	31,092
Long-Term Debt	110,131	110,097
Environmental Remediation Reserves	23,898	24,168
Pension Obligations	28,573	27,720
Other Long-Term Liabilities	628	667

Total Liabilities	201,471	193,744

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized,
7,540,591 and 7,504,591 issued	754	750
Capital in Excess of Par Value	72,664	72,322
Retained Earnings	8,557	9,997
Accumulated Other Comprehensive Loss	(12,047)	(11,972)

Total Shareholders’ Equity	69,928	71,097

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$271,399	$264,841

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2009	2008

Cash Flows from Operating Activities:
Net Income (Loss)	$(1,440)	$457
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	4,053	3,969
Non-cash interest expense	159	159
Share-based compensation	346	132
Excess tax benefit from stock option exercises	—	(3)
Deferred income taxes	(44)	(58)
Loss on sale of assets	5	53
Changes in operating assets and liabilities:
Accounts receivable, net	20,141	6,661
Inventories	(11,323)	(3,052)
Prepaid expenses and other current assets	(540)	(12)
Accounts payable	296	(2,627)
Income taxes	(279)	325
Accrued liabilities	1,791	631
Accrued interest	2,475	2,509
Employee related liabilities	(1,643)	(2,739)
Deferred revenues and customer deposits	4,208	415
Environmental remediation reserves	(682)	(367)
Pension obligations, net	853	576
Other	(269)	(79)

Net Cash Provided by Operating Activities	18,107	6,950

Cash Flows from Investing Activities:
Capital expenditures	(1,099)	(1,809)
Acquisition of business, net of cash acquired	—	(6,653)

Net Cash Used by Investing Activities	(1,099)	(8,462)

Cash Flows from Financing Activities:
Payments of long-term debt	(59)	(108)
Issuances of common stock, net	—	32
Excess tax benefit from stock option exercises	—	3

Net Cash Used by Financing Activities	(59)	(73)

Effect of Changes in Currency Exchange Rates on Cash	(11)	—

Net Change in Cash and Cash Equivalents	16,938	(1,585)
Cash and Cash Equivalents, Beginning of Period	21,681	26,893

Cash and Cash Equivalents, End of Period	$38,619	$25,308

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AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2009	2008

Operating Segment Data:

Revenues:
Fine Chemicals	$9,504	$20,384
Specialty Chemicals	12,803	17,359
Aerospace Equipment	8,325	5,756
Other Businesses	3,432	2,130

Total Revenues	$34,064	$45,629

Segment Operating Income (Loss):
Fine Chemicals	$(740)	$(1,024)
Specialty Chemicals	5,831	7,606
Aerospace Equipment	(362)	410
Other Businesses	(17)	545

Total Segment Operating Income	4,712	7,537
Corporate Expenses	(4,573)	(4,112)

Operating Income	$139	$3,425

Depreciation and Amortization:
Fine Chemicals	$3,328	3,208
Specialty Chemicals	171	304
Aerospace Equipment	423	331
Other Businesses	4	3
Corporate	127	123

Total Depreciation and Amortization	$4,053	$3,969

Segment EBITDA (a):
Fine Chemicals	$2,588	$2,184
Specialty Chemicals	6,002	7,910
Aerospace Equipment	61	741
Other Businesses	(13)	548

Total Segment EBITDA	8,638	11,383
Less: Corporate Expenses, Excluding Depreciation	(4,446)	(3,989)
Plus: Share-based Compensation	346	132
Plus: Interest and Other Income, Net	(8)	61

Adjusted EBITDA (b)	$4,530	$7,587

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$(1,440)	$457
Add Back:
Income Tax Expense (Benefit)	(1,120)	335
Interest Expense	2,691	2,694
Depreciation and Amortization	4,053	3,969
Share-based Compensation	346	132

Adjusted EBITDA	$4,530	$7,587

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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